EXHIBIT 99.1

NEWS                               | RE:                  ORTHOLOGIC CORP.
BULLETIN                           |                      1275 W. WASHINGTON ST.
FROM: [LOGO] BGIR                  |                      TEMPE, AZ 85281
                                   |                      (602) 286-5520
                                   |                      www.orthologic.com
                                   |                      TRADED: NASDAQ: OLGC
--------------------------------------------------------------------------------
THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:
     AT THE COMPANY:                          AT THE BERLIN GROUP:
     THOMAS R. TROTTER                        LAWRENCE DELANEY JR.
     PRESIDENT/CEO                            (714) 734-5000
     (602) 286-5500

                  ORTHOLOGIC REPORTS FIRST QUARTER 2003 RESULTS

        COMPANY ACHIEVES RECORD SALES OF BONE GROWTH STIMULATION PRODUCTS

    PATIENT ENROLLMENT PROCEEDING FOR HUMAN CLINICAL TRIALS OF CHRYSALIN FOR
                        FRACTURE REPAIR AND SPINAL FUSION

TEMPE, ARIZ., TUESDAY, APRIL 29, 2003--ORTHOLOGIC CORP. (NASDAQ: OLGC) today reported net income of $142,000, or $0.00 per diluted share, on revenues of $10.4 million for the first quarter ended March 31, 2003 compared with net income of $1.4 million, or $0.04 per diluted share, on revenues of $9.6 million for the first quarter of 2002.

Revenues for the first quarter of 2003 were comprised entirely of sales of OrthoLogic's bone growth stimulation products. Revenues for the first quarter of 2002 were comprised of $8.7 million in bone growth stimulation product sales and $904,000 in Hyalgan royalties. Hyalgan-related royalties ended December 31, 2002. Net income for the first quarter of 2002 included an adjustment to the Continuous Passive Motion (CPM) divestiture and related charges of $600,000 related to higher than anticipated collection of CPM accounts receivables.

"We are very pleased with our financial and operational performance for the first quarter of 2003," said Thomas R. Trotter, OrthoLogic's president and chief executive officer. "Our bone growth stimulation business continues to grow significantly faster than the market and is off to an excellent start this year. In addition, our Chrysalin orthobiologic program, which includes two ongoing human clinical trials, is progressing.

FIRST QUARTER HIGHLIGHTS

"For the first quarter of 2003, total bone growth stimulation revenues increased 19% over the first quarter of 2002," said Trotter. "We believe that this growth rate is higher than the overall market growth rate, indicating to us that we are continuing to gain market share.

"Sales of the OL1000 were particularly strong during the first quarter of 2003, driven by record prescriptions and an exceptional performance by our direct sales force. As previously announced, we expanded our direct sales force at the
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beginning of 2003, and we are already seeing a positive impact on our business as a result of this decision. In addition, prescriptions received for SpinaLogic showed double-digit growth compared to the first quarter of 2002. We expect to see continuing improvement in our bone growth stimulation sales over the balance of 2003."

Trotter added, "We continue to progress with our Chrysalin orthobiologic program as well. In the Chrysalin Phase III human clinical trial for fracture repair, we have identified most of the 25-30 clinical sites that will participate in the study, and approximately one-third of them are already enrolling patients. We expect to have all clinical sites enrolling patients by the fall of this year.

"In addition, we have identified approximately one-half of the sites that will participate in the Phase I/II spinal fusion human clinical trial, and several of them are already enrolling patients. During the quarter we expanded the criteria for our Phase I/II human clinical trial for spinal fusion to include two-level fusions. We expect this will have a positive effect on the rate of patient enrollment in that study.

"We also continued to make progress this quarter on the pre-clinical Chrysalin program for cartilage defect repair. We remain hopeful regarding the initiation of a human clinical trial for that indication before the end of 2003," said Trotter.

In early April, OrthoLogic settled a legal dispute with OrthoRehab Inc., the purchaser of the assets of the CPM business. Under the terms of the settlement agreement, OrthoRehab agreed to pay OrthoLogic $1.2 million to settle all outstanding claims, including the contingent payment due to OrthoLogic related to OrthoRehab's purchase of the assets of the CPM business. OrthoLogic has received an initial cash payment of $257,000. The balance of $1.2 million, or $943,000 plus interest, is scheduled to be paid to OrthoLogic over the next 36 months, beginning in May 2003. The initial cash payment, as well as all subsequent payments, will be included in the CPM divestiture and related charges line item in the Statement of Operations when received, beginning in the second quarter of 2003.

OUTLOOK FOR 2003

Summarizing the outlook for OrthoLogic for the remainder of 2003, Trotter stated, "We are optimistic about achieving the ambitious goals we established for OrthoLogic this year, which will bring us closer to achieving our vision of becoming a worldwide leader in fracture repair, spinal fusion and orthopedic soft tissue repair. Based on the accomplishments for the first quarter of 2003, we believe we are off to a very good start."

ABOUT ORTHOLOGIC CORP.

OrthoLogic is a specialty orthopedic medical company poised to enter the orthobiologics market - one of the most promising areas in the biotech sector.

The company's current products include the OL1000, approved by the FDA in 1994, which utilizes patented Combined Magnetic Field technology to deliver a highly specific, low-energy signal for the non-invasive treatment of an established nonunion acquired secondary to trauma, excluding vertebrae and all flat bones; and SpinaLogic(R), a state-of-the-art device used as an adjunct to primary lumbar spinal fusion surgery for one or two levels, approved by the FDA in late 1999. The company also manufactures and markets an external wrist fixation product, the OrthoFrame/Mayo Wrist Fixator, used in conjunction with certain surgical fracture repair procedures.
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For more information, please visit the company's Web site: www.orthologic.com.

CONFERENCE CALL INFORMATION

A conference call to discuss first quarter results and provide financial guidance will take place today at 12 p.m. EDT (9 a.m. Arizona time and PDT).

A live Webcast and Internet replay of the call will be provided, and can be accessed from the Investor Relations section of OrthoLogic's Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

STATEMENTS IN THIS PRESS RELEASE OR OTHERWISE ATTRIBUTABLE TO ORTHOLOGIC REGARDING OUR BUSINESS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WORDS SUCH AS "CONTINUE," "OPTIMISTIC," "BELIEVE," "EXPECT," "REMAIN HOPEFUL," "POISED TO ENTER," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. SOME EXAMPLES OF FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE INCLUDE OUR ABILITY TO CONTINUE TO SIGNIFICANTLY INCREASE OUR SALES, PARTICULARLY TO NEW CUSTOMERS; OUR ABILITY TO ACCURATELY ESTIMATE THE SIZE AND GROWTH OF THE MARKETS WE COMPETE IN; THE EXPECTED SCHEDULE AND PROGRESS OF THE CHRYSALIN HUMAN CLINICAL TRIALS; OUR ABILITY TO OBTAIN THE NECESSARY REGULATORY APPROVAL FOR CHRYSALIN TRIALS AND USES; THE SPEED WITH WHICH WE CAN BRING CHRYSALIN TO THE MARKET; THE SIZE OF THE MARKET FOR CHRYSALIN; AND THE MARKET ACCEPTANCE OF CHRYSALIN-BASED PRODUCTS. THESE FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE AND ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, SOME OF WHICH CANNOT BE PREDICTED OR ANTICIPATED.

MANY FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING LOWER-THAN-EXPECTED ACCEPTANCE OF OUR PRODUCTS BY NEW PHYSICIANS AND NEW PATIENTS; OUR RELIANCE ON THE EFFICACY OF OUR OUTSIDE MARKETING AND DISTRIBUTION PARTNERS TO CONTINUE TO PROMOTE NEW SALES OF OUR PRODUCTS; DELAYS IN COMMENCING OR COMPLETING THE CLINICAL TRIALS DUE TO LACK OF AVAILABLE PATIENTS OR FUNDING; UNEXPECTED AND UNFAVORABLE RESULTS FROM THE CLINICAL TRIALS; INABILITY TO OBTAIN ULTIMATE APPROVAL FOR MARKETING OF CHRYSALIN REGARDLESS OF THE RESULTS OF THE CLINICAL TRIALS DUE TO CHANGES IN THE REGULATORY SCHEMES; AND ADVANCES IN OUR COMPETITORS' PRODUCTS. FOR ADDITIONAL RISKS ASSOCIATED WITH THE COMPANY, PLEASE SEE THE "RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND ITS REGULAR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            [FINANCIAL TABLES FOLLOW]
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                                ORTHOLOGIC CORP.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          Three months ended March 31,

                                                           2003         2002
                                                         --------     --------
                                                       (Unaudited)  (Unaudited)

Net revenues                                             $ 10,372     $  9,609

Cost of revenues                                            1,479        1,313
                                                         --------     --------

Gross Profit                                                8,893        8,296

Operating Expenses
 Selling, general and administrative                        7,410        6,704
 Research and development                                   1,460          920
 Adjustment to CPM Divestiture and related charges             --         (600)
                                                         --------     --------

Total operating expenses                                    8,870        7,024
                                                         --------     --------

Operating income                                               23        1,272

Total other income                                            132          187
                                                         --------     --------

Income before income taxes                                    155        1,459

Provision for income taxes                                     13           13

Net income                                               $    142     $  1,446
                                                         ========     ========

BASIC EARNINGS PER SHARE

Net income per common share                              $   0.00     $   0.04
                                                         ========     ========

Weighted average number of common shares outstanding       32,809       32,515
                                                         ========     ========

DILUTED EARNINGS PER SHARE

Net income per common and
  equivalent shares                                      $   0.00     $   0.04
                                                         ========     ========

Weighted average number of diluted shares outstanding      33,028       33,300
                                                         ========     ========
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                                 ORTHOLOGIC CORP
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        March 31    December 31,
                                                          2003         2002
                                                        ---------    ---------
ASSETS                                                  (Unaudited)
Cash and cash equivalents                               $  10,706    $  11,286
Short-term investments                                     17,412       18,660
Accounts receivable                                         9,223        9,641
Inventory                                                   2,716        2,568
Prepaids and other current assets                             677          598
Deferred income tax                                         1,667        1,667
                                                        ---------    ---------
   Total current assets                                    42,401       44,420

Furniture and equipment                                     8,219        8,572
Accumulated depreciation                                   (6,793)      (7,074)
                                                        ---------    ---------
  Furniture and equipment, net                              1,426        1,498

Long-term investments                                       8,239        5,659
Deferred income taxes - non-current                           964          964
Chrysalin investment                                          750          750
Deposits and other assets                                     115          129
                                                        ---------    ---------

   Total assets                                         $  53,895    $  53,420
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable                                        $     692    $     477
Accrued liabilities                                         4,150        4,148
Accrued liabilities on CPM divestiture
  and related charges                                          87          210
                                                        ---------    ---------
   Total current liabilities                                4,929        4,835

Deferred rent                                                 334          352
                                                        ---------    ---------

   Total liabilities                                        5,263        5,187
                                                        ---------    ---------
STOCKHOLDERS' EQUITY

Common stock                                                   16           16
Additional paid-in capital                                139,280      136,945
Common stock to be used for legal settlement                   --        2,078
Accumulated deficit                                       (90,527)     (90,669)
Treasury Stock                                               (137)        (137)
                                                        ---------    ---------
   Total stockholders' equity                              48,632       48,233
                                                        ---------    ---------

     Total Liabilities and Stockholders' Equity         $  53,895    $  53,420
                                                        =========    =========

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